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                                                                       EXHIBIT 5


                 [MASLON, EDELMAN, BORMAN & BRAND LETTERHEAD]






                                                            November 21, 1997


93-163

ValueVision International, Inc.
6740 Shady Oak Road
Eden Prairie, MN  55344

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted on behalf of ValueVision International, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to an aggregate 855,000 additional shares of Common Stock, $0.01 par value (the "Shares") to be issued by the Company pursuant to the terms of the Stock Option Agreements between the Company and each of Messrs. Geller, Korkowski, Laffer, Mangone, Tosetti, Fitzgerald, Fleischmann, Webb, Piro and Landers (collectively, the "Option Agreements"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares, when issued and paid for as contemplated by the Option Agreements, and when delivered against payment therefor in the manner contemplated by the Option Agreements, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                           Very truly yours,

                           MASLON EDELMAN BORMAN & BRAND, LLP



                           By: /s/ Russell F. Lederman, P.A.
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